Exhibit (p)(iv)

EntrepreneurShares LLC

CODE OF ETHICS AND CONDUCT

As an investment adviser, EntrepreneurShares, LLC is a fiduciary. It owes its clients/investors the highest duty of loyalty and relies on each employee to avoid conduct that is or may be inconsistent with that duty. It is also important for employees to avoid actions that, while they may not actually involve a conflict of interest or an abuse of a client/investor's trust, may have the appearance of impropriety. Because EntrepreneurShares may serve as general partner, investment manager and/or investment adviser to a number of investment partnerships, investment funds and other types of separate accounts (collectively throughout "clients/investors") EntrepreneurShares has adopted a code of ethics setting forth policies and procedures, including the imposition of restrictions on itself and employees, to the extent reasonably necessary to prevent certain violations of applicable law. This Code of Ethics and Conduct (the "Code") is intended to set forth those policies and procedures and to state EntrepreneurShares' broader policies regarding its duty of loyalty to clients/investors.
David Cragg is the CCO of EntrepreneurShares. He provides a supervisory role in all aspects covered in this section.

1 General

Rule 204A-1 requires EntrepreneurShares to establish, maintain and enforce a written code of ethics.

1.1 Basic Principles
This Code is based on a few basic principles that should pervade all investment-related activities of all employees, personal as well as professional: (1) the interests of EntrepreneurShares clients/investors come before EntrepreneurShares or any employee's interests; (2) each employee's professional activities and personal investment activities must be consistent with this Code and avoid any actual or potential conflict between the interests of clients/investors and those of EntrepreneurShares or the employee; and (3) those activities must be conducted in a way that avoids any abuse of an employee's position of trust with and responsibility to EntrepreneurShares and its clients/investors, including taking inappropriate advantage of that position. The Employee understands and agrees that any and all activities of the Employee during the term of this Agreement shall in all respects comply with applicable federal and state securities laws, and other laws, rules and regulations, any applicable laws of foreign jurisdictions, and the firm policies and procedures that have been adopted (or that may in the future be adopted) by EntrepreneurShares (the "Firm Policies"), as each may be amended from time to time, including without limitation those prohibiting insider trading and front running of client/investor accounts.

In addition, periodic review of all procedures, stands and restrictions will be overseen, reviewed and enforced by the CCO of EntrepreneurShares, David Cragg.

1.2 Chief Compliance Officer

Many of the specific procedures, standards, and restrictions described in this Code involve consultation with the Chief Compliance Officer ("CCO"). The CCO will be designated by a senior principal of EntrepreneurShares.

1.3 Security

For purposes of this Code, the term "security" includes not only stocks, but also options, rights, warrants, futures contracts, convertible securities or other securities that are related to securities in which EntrepreneurShares’ clients/investors may invest or as to which EntrepreneurShares may make recommendations (sometimes also referred to as "related securities").

1.4 Covered Accounts

Many of the procedures, standards and restrictions in this Code govern activities in "Covered Accounts." Covered Accounts consist of:

1. Securities accounts of which EntrepreneurShares is a beneficial owner, provided that (except where the CCO otherwise specifies) investment partnerships or other funds of which EntrepreneurShares or any affiliated entity is the general partner, investment adviser or investment manager or from which EntrepreneurShares or such affiliated entity receives fees based on capital gains are generally not considered Covered Accounts, despite the fact that EntrepreneurShares or employees may be considered to have

2. Each securities account registered in an employee's name and each account or transaction in which an employee has any direct or indirect "beneficial ownership interest" (other than accounts of investment limited partnerships or other investment funds not specifically identified by the CCO as "Covered Accounts")

1.5 Beneficial Ownership

The concept of "beneficial ownership" of securities is broad. It includes not only securities a person owns directly, and not only securities owned by others specifically for his or her benefit, but also (i) securities held by his or her spouse, minor children and relatives who live full time in his or her home, and (ii) securities held by another person if by reason of any contract, understanding, relationship, agreement or other arrangement the employee obtains benefits substantially equivalent to ownership.

Note: This broad definition of "beneficial ownership" does not necessarily apply for purposes of other securities laws or for purposes of estate or income tax reporting or liability. An employee may declare that the reporting or recording of any securities transaction should not be construed as an admission that he or she has any direct or indirect beneficial ownership in the security for other purposes.

1.6 Personal Account Trading and Investment Policy

It is EntrepreneurShares’ policy to impose specific requirements related to each covered person's personal trading and investment activity.

EntrepreneurShares’ policy is to consider the effects of various types of trading, including short term trading and trading in new issues as a potential conflict of interest. Similarly, EntrepreneurShares may impose specific requirements related to investments in private placements.
Approval may be refused for any proposed trade by an employee that

1. Involves a security that is being or has been purchased or sold by EntrepreneurShares on behalf of any client/investor account or is being considered for purchase or sale

2. Is otherwise prohibited under any internal policies of EntrepreneurShares (such as EntrepreneurShares’ Policy and Procedures to Detect and Prevent Insider Trading)

3. Breaches the employee's fiduciary duty to any client/investor

4. Is otherwise inconsistent with applicable law, including the Advisers Act and the Employee Retirement Income Security Act of 1974, as amended

5. Creates an appearance of impropriety

The Procedures section shall address EntrepreneurShares specific procedures for these types of investments and trading.

1.7 Service as a Director

No employee may serve as a director of a publicly-held company without prior approval by the CCO (or a senior principal, if the CCO is the proposed board member) based upon a determination that service as a director would not be adverse to the interests of any client/investor. In the limited instances in which such service is authorized, employees serving as directors will be isolated from other employees who are involved in making decisions as to the securities of that company through procedures determined by the CCO to be appropriate in the circumstances. These practices may also constitute illegal "insider trading." Some of the specific trading rules described below are also intended, in part, to prevent front running and scalping. If an account is managed by an investment adviser, other than EntrepreneurShares, to which full investment discretion has been granted, these rules will not apply for so long as the employee(s) who has (have) a beneficial ownership interest in the account do not have or exercise any discretion. Such accounts will remain subject to the reporting requirements set forth in the next section of this Code.

1.8 Gifts

The receipt or giving of any gift of more than nominal value ($100/year) from any person or entity that does business with or on behalf of any client/investor is prohibited, except as otherwise permitted by the CCO.

1.9 Duties of Confidentiality

All information relating to clients/investors' portfolios and activities and to proposed recommendations is strictly confidential. Consideration of a particular purchase or sale for a client/investor account may not be disclosed, except to authorized persons.

1.10 General Ethical Conduct

The following are potentially compromising situations that must be avoided:
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Causing EntrepreneurShares, acting as principal for its own account or for any account in EntrepreneurShares or any person associated with EntrepreneurShares (within the meaning of the Investment Advisers Act) to sell any security to or purchase any security from a client/investor in violation of any applicable

•
Communicating any information regarding EntrepreneurShares, EntrepreneurShares’ investment products or any client/investor to prospective clients/investors, journalists, or regulatory authorities that is not accurate, untrue or omitting to state a material fact necessary in order to make the statements EntrepreneurShares

•	Engaging in any act, practice, or course of business that is fraudulent, deceptive, or manipulative
•	Engaging in any conduct that is not in the best interest of EntrepreneurShares or might appear to be improper
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Engaging in any financial transaction with any of EntrepreneurShares’ vendors, clients/investors or employees, including but not limited to: providing any rebate, directly or indirectly, to any person or entity that has received compensation from EntrepreneurShares; accepting, directly or indirectly, from any person or entity, other than EntrepreneurShares, compensation of any nature such as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of EntrepreneurShares; beneficially owning any security of, or have, directly or indirectly, any financial interest in, any other organization engaged in securities, financial or related business, except for beneficial ownership of not more than one percent (1%) of the outstanding securities of any business that is publicly owned without explicit permission by the CCO

•	Engaging in any form of harassment

•	Improperly using or authorizing the use of any inventions, programs, technology or knowledge that are the proprietary information of EntrepreneurShares
•
Investing or holding outside interest or directorship in clients/investors, vendors, customers or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of EntrepreneurShares. In the limited instances in which service as a director is authorized by EntrepreneurShares, employees serving as directors will be isolated from other employees who are involved in making decisions as to the securities of that company through procedures determined by EntrepreneurShares to be appropriate according to the circumstances

•	Making any unlawful agreement with vendors, existing or potential investment targets or other organizations
•
Making any untrue statement of a material fact or omitting to state to any person a material fact necessary in order to make the statements EntrepreneurShares has made to such person materially complete

•	Participation in civic or professional organizations that might involve divulging confidential information of the company.
•	Unlawfully discussing trading practices, pricing, clients/investors, research, strategies, processes or markets with competing companies or their employees
•
Using any device, scheme or artifice to defraud, or engaging in any act, practice, or course of conduct that operates or would operate as a fraud or deceit upon, any client/investor or prospective client/investor or any party to any securities transaction in which EntrepreneurShares or any of its clients/investors is a participant

1.11 Misappropriation of Customer Funds

Misappropriation, stealing, or conversion of customer funds is prohibited and constitutes serious fraudulent and criminal acts. Examples of such acts include (1) unauthorized wire or other transfers in and out of customer accounts; (2) borrowing customer funds; (3) converting customer checks that are intended to be added or debited to existing accounts; and (4) taking liquidation values of securities belonging to customers.

1.2 Insider Trading

EntrepreneurShares has adopted the following policies and procedures to detect and prevent the misuse of material, nonpublic information by employees of EntrepreneurShares.

1.2.1 Policy Statement on Insider Trading

EntrepreneurShares forbids any officer, director or employee from trading, either personally or on behalf of others, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." EntrepreneurShares’ policy applies to every officer, director and employee and extends to activities within and outside their duties at EntrepreneurShares. Each officer, director and employee must read this policy statement and acknowledge his or her understanding of it. Any questions regarding EntrepreneurShares’ policy and procedures should be referred to the CCO.

The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits the following:
•	Trading by an insider while in possession of material nonpublic information
•
Trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated

•	Communicating material nonpublic information to others in violation of one's duty to keep such information confidential.

1.2.2 Who Is An Insider?

The concept of an "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include certain "outsiders" such as, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. According to the United States Supreme Court, before such an "outsider" may be considered a "temporary insider", the company's relationship with the outsider must be such that the company reasonably expects him or her to keep the disclosed nonpublic information confidential.

1.2.3 What Is Material Information?

While covered persons are prohibited from trading on inside information, trading on inside information is not a basis for liability unless the information is "material." Information generally is material if there is a substantial likelihood that a reasonable client/investor would consider it important in making his or her investment decisions, or if public dissemination of the information is reasonably certain to have a substantial effect on the price of a company's securities. Information that should be presumed to be material includes, but is not limited to: dividend changes; earnings estimates; changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; commencement of or developments in major litigation; liquidation problems; and extraordinary management developments.

Questions one might ask in determining whether information is material include:
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Is this information that a client/investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

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Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in a recognized national distribution agency or publication such as Reuters, The Wall Street Journal or other such widely circulated publications?

Caution must be exercised however, because material information does not necessarily have to relate to a company's business. The Supreme Court of the United States has broadly interpreted materiality in some cases, and has asserted criminal liability associated with inappropriate disclosures.

1.2.4 What Is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

1.2.5 Types of Liability

Actions by the US courts, including the Supreme Court have resulted in findings that assert liability to fiduciaries in the context of trading on material nonpublic information. In some cases it has been found that a non-insider can enter into a confidential relationship with the company through which they gain information or they can acquire a fiduciary duty to the company's shareholders as "tippees" if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company's shareholders. This is a circumstance into which an associate of EntrepreneurShares may fall.

In the "tippee" situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure. It is important to note that the benefit does not have to be monetary; it can be a gift, and can even be a 'reputational' benefit that will translate into future earnings. Another basis for insider trading liability is the "misappropriation" theory, where trading occurs on material nonpublic information that was stolen or misappropriated from any other person. This theory can be used to apply liability to individuals not previously thought to be encompassed under the fiduciary duty theory.

1.3 Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in the trading (or tipping) and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

•	Civil Injunctions
•	Damages in a civil suit as much as three times the amount of actual damages suffered by other buyers or sellers
•	Disgorgement of profits
•	Jail sentences
•	Fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and
•	Fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided
•	Prohibition from employment in the securities industry

In addition, any violation of this policy statement can be expected to result in serious disciplinary measures by EntrepreneurShares, including dismissal of the persons involved.

1.4 Procedures for Compliance with Code of Ethics

The CCO has determined that all employees of EntrepreneurShares are covered by EntrepreneurShares’ Code of Ethics. In the following procedures all such persons shall be referred to as "covered persons."

The CCO shall assume responsibility for maintaining, in an accessible place, the following materials

Copy of this Code of Ethics

1.	Record of any violation of these procedures for the most recent five years, and a detailed synopsis of the actions taken in response
2.	Copy of each transaction report submitted by each officer, director and employee of EntrepreneurShares for the most recent five years
3.	List of all persons who are or have been required to file transaction reports.

In an effort to prevent insider trading, through his/her own efforts or as delegated to qualified covered persons under his/her supervision, the CCO will do the following:

1.	Answer questions and document responses regarding EntrepreneurShares’ policy and procedures
2.	Provide, on a regular basis (no less than annually), an educational program to familiarize covered persons with EntrepreneurShares’ policy and procedures

3.
Require each employee to acknowledge his or her receipt and compliance with this policy and procedures regarding insider trading on an annual basis, and retain acknowledgements among EntrepreneurShares’ central compliance records

4.	Resolve issues of whether information received by an employee of EntrepreneurShares is material and nonpublic and document findings
5.	Review on a regular basis and update as necessary EntrepreneurShares’ policy and procedures and document any resulting amendments or revisions
6.
When it is determined that an employee of EntrepreneurShares has material nonpublic information, implement measures to prevent dissemination of such information and if necessary, restrict covered persons from trading in the securities

In an effort to detect insider trading, through his/her own efforts or as delegated to qualified covered persons under his/her supervision, the CCO will perform the following actions:
1.	Review the trading activity reports filed by each officer, director, and employee of EntrepreneurShares, documenting findings by initialing and dating the forms or reports reviewed
2.
Review the duplicate confirmations and statements and related documentation of personal and related accounts maintained by officers, directors and covered persons versus the activity in the fund(s) advised by EntrepreneurShares

3.
Require officers, directors and covered persons to submit periodic reports of personal trading activity, and to attest to the completeness of each individual's disclosure of outside accounts at the time of hiring and at least annually thereafter

To determine whether EntrepreneurShares’ covered persons have complied with the rules described above (and to detect possible insider trading), the CCO will have access to and will review transactions effected in Covered Accounts within 30 days after the end of each month, and will review duplicate trade confirmations provided pursuant to those rules within 10 days after their receipt. The CCO will compare transactions in Covered Accounts with transactions in client accounts for transactions or trading patterns that suggest violations of this Policy or potential front running, scalping, or other practices that constitute or could appear to involve abuses of covered persons' positions. Annually each covered person must certify that he or she has read and understands this Code, that he or she recognizes that this Code applies to him or her, and that he or she has complied with all of the rules and requirements of this Code that apply to him or her. The CCO is charged with responsibility for collection, review, and retention of the certifications submitted by covered persons.

Although covered persons are not prohibited under this policy from trading securities for their own accounts at the same time that they are involved in trading on behalf of EntrepreneurShares, they must do so only in full compliance with this Policy and their fiduciary obligations. At all times, the interests of EntrepreneurShares’ clients will prevail over the covered person's interest.

No trades or trading strategies used by a covered person may conflict with EntrepreneurShares’ strategies or the markets in which EntrepreneurShares is trading. EntrepreneurShares’ covered persons may not use EntrepreneurShares’ proprietary trading strategies, if any, to develop or implement new strategies that may otherwise disadvantage EntrepreneurShares or its clients. Personal account trading must be done on the covered person's own without placing undue burden EntrepreneurShares’ time. No transactions should be undertaken that are beyond the financial resources of the covered person.

No Covered person may purchase or sell any non-exempt security for any Covered Account without first obtaining prior approval from the CCO.  For purposes of this Policy, the term "exempt securities" means securities that are direct obligations of the Government of the United States, money market instruments (bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments), money market funds, mutual funds (unless EntrepreneurShares or a control affiliate acts as the investment adviser or principal underwriter for the fund), unit investment trusts invested exclusively in open-ended mutual funds (unless EntrepreneurShares or a control affiliate acts as the investment adviser or principal underwriter for any of the funds), and securities traded in accounts over which an employee does not exercise any investment discretion. It is the covered person's obligation to ensure that pre-clearance requests are provided to the CCO. The CCO may take any and all steps it deems appropriate in rendering or denying approval for the proposed trade.  NO action may be taken until approval is attained. Pre-clearance authorization for a transaction is only valid for the day on which the approval is granted. If the transaction is not completed that day, the covered person must have the proposed transaction approved again. This requirement applies to transactions involving open market orders and limit or other types of orders.

No employee may purchase and subsequently sell a security within any thirty (30) day period, unless such transaction is approved in writing by the CCO. Each determination will be made on a case by case basis. The CCO shall have the sole authority to grant or withhold permission to execute the trade.

No employee may purchase new publicly offered issues of any securities ("New Issue Securities") for any Covered Account in the public offering of those securities without the prior written consent of the CCO.

Each covered person must, at the onset of employment and immediately following subsequent events involving the acquisition of securities (marriage, inheritance, etc.),

disclose to the CCO the identities, amounts, and locations of all securities he/she owns. On an annual basis, each employee will be required to confirm the location of all Covered Accounts. In all cases, duplicate statements and trade confirmations must be sent directly to the CCO from the custodian. All statements of holdings, duplicate trade confirmations, duplicate account statements, and monthly and quarterly reports will generally be held in confidence by the CCO. However, the CCO may provide access to any of those materials to other members of EntrepreneurShares’ management in order to resolve questions regarding compliance with this Policy and regarding potential purchases or sales for client accounts, and EntrepreneurShares may provide regulatory authorities with access to those materials where required to do so under applicable laws, regulations, or orders of such authorities.

To prevent the misappropriation, stealing or conversion of customer funds, EntrepreneurShares will implement one or more of the following procedures:

•	Verify changes of address with the customer by requesting such changes in writing from the customer or by verifying the change through a telephone call or email to the customer
•	Require supervisory review of changes of address or customer account information to ensure that employees do not independently change customers' addresses and account information.
•	Ensure associated persons do not have the ability to alter account statements on-line.
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Closely analyze customers' use of any address other than their home address. Use of P.O. boxes, "in care of addresses, and other than home addresses are prohibited, or verified by telephone and in writing directly with the customer by a supervisor or firm compliance employee. Duplicate confirmations and account statements are sent to the customer's home address, whenever possible.

•	All transfers, withdrawals, or wires from the customer's account require the customer's written authorization and must receive supervisory approval.
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Periodically and systematically review (through the use of exception reports or other means) for indications of problems, such as: (1) number of customers with non-home mailing addresses; (2) any customer account that shows the same address as an associated person; (3) multiple changes of address by a customer or among customers of an associated person; (4) use of the same address for multiple customers; and (5) correspondence returned as undeliverable by the post office. The CCO or designee will contact the associated person and/or the customer directly to follow up on and investigate unusual activity.

•
The use of personal electronic devices (personal computers, blackberries) to conduct firm business is prohibited unless the use of personal electronic devices is pre-approved and the devices can be linked with the firm's system to allow for supervisory review

•	Require each associated person who has knowledge of misappropriation, stealing or conversion of customer funds to promptly report the situation to the CCO.

Additional Custom Communication Procedures:
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All electronic correspondence will be reviewed at least monthly. A note of the review will be made in the portal under EntrepreneurShares Electronic Correspondence Review File. All email and electronic communication is subject to archival review for inflammatory comments, language, inappropriate comments and/or content and/or any violation of our Code of Ethics. No improper activities when sending electronic communications will be tolerated. (i.e., Sending or retrieving confidential information without proper authorization, sending or forwarding harassing, obscene, offensive or threatening communications etc.) By acknowledging that they have reviewed the Policies and Procedures manual as well as EntrepreneurShares’ Code of Ethics, employees understand that they may be monitored at any time and that they must uphold EntrepreneurShares high standard of ethics or be subject to review, suspension, termination and / or potential punishment by law.

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All other correspondence shall be reviewed prior to sending. This includes, but is not limited to: e-Newsletters, advertisements, brochures, web content and videos. A copy of the correspondence shall be uploaded to the compliance section of the portal as proof of review.

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All communication with clients, which is on a limited basis, shall be done only through approved means. Such approved means shall include, but not be limited to: Electronic capacity via email, copy shall be entered as a note in the client's file. Electronic communication is archived through Postini and can be searched by date, sender, subject, etc. Electronic communication will be archived for seven (7) years. All communication to / from clients is stored in the clients file. Every document received by a client is to be electronically stored in the client's file cabinet. This can be viewed by the client after it has been uploaded as well. All reporting statements and account opening paperwork will also be stored electronically in the client's file cabinet.

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If a customer complaint is received it shall be forwarded to the CCO for further review and/or instructions. A copy of this complaint shall be placed in the client's file cabinet as well as in the EntrepreneurShares Complaint File. Client complaints include any verbal or written statement from a client or a client's representative, which alleges the mishandling of an account or transaction (often, an operational complaint) or improper conduct by an associated person of the Adviser (often, a sales practices complaint). Based on EntrepreneurShares’ fiduciary duty to its clients and as a good business practice of maintaining strong and long term client relationships, any advisory client complaints of whatever nature and size should be handled in a prompt, thorough and professional manner. Regulatory agencies may also require or request information about the receipt, review and disposition of any written client complaints.

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The receipt of checks or security certificates in EntrepreneurShares office must be subject to internal controls, as receipt of checks and securities may raise custody issues and the mishandling of client funds is considered a serious infraction of securities rules. EntrepreneurShares shall not receive and/or accept direct payable funds from clients. All checks, funds, wires, etc. shall be sent and/or forwarded (in the case of checks) to the appropriate custodian. To ensure proper handling client funds and to prevent the mishandling of client funds, only principals and properly trained administrative help may open the mail. If we inadvertently obtain possession of clients' assets (i.e. if a client sends you stock certificates), we will return them to the sender promptly but in any case within three business days of receiving them or forward to the custodian as appropriate

•	There shall be no destruction of communications. All notes, histories, reports, account documentation emails, etc. have all been coded so that an employee may not delete them.
•	All employees shall receive training to ensure that they understand and agree to abide by EntrepreneurShares’ policies and procedures.
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EntrepreneurShares’ trading practices must be fair and equitable to customers, and must be subject to an allocation system that is reasonable and which does not favor one class of client/investor over another.

Certification

Initial Certification

All supervised persons will be provided with a copy of the Code and must initially certify in writing to David Cragg that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.

Acknowledgement of Amendments

All supervised persons shall receive any amendments to the Code and must certify to David Cragg in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Certification

All supervised persons must annually certify in writing to David Cragg that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

Further Information

Supervised persons should contact David Cragg regarding any inquiries pertaining to the Code or the policies established herein.

Review

The EntrepreneurShares Code of Ethics shall be reviewed and/or updated at a minimum annually by compliance personnel. A record of this review and/or update shall be made pursuant to such update.

Records

David Cragg shall maintain and cause to be maintained in a readily accessible place the following records:

*A copy of any code of ethics adopted by the firm pursuant to Advisers Act Rule 204A- 1 which is or has been in effect during the past five years;

*A record of any violation of EntrepreneurShares Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;
*A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a supervised person which shall be retained for five years after the individual ceases to be a supervised person of EntrepreneurShares;

*A copy of each report made pursuant to Advisers Act Rule 204A- 1, including any brokerage confirmations and account statements made in lieu of these reports;

*A list of all persons who are, or within the preceding five years have been, access persons;

EntrepreneurShares definition of an access person: Access persons will include portfolio management personnel and, client service representatives who communicate investment advice to clients. These employees have information about investment recommendations whose effect may not yet be felt in the marketplace; as such, they may be in a position to take advantage of their inside knowledge. Administrative, technical, and clerical personnel may also be access persons if their functions or duties give them access to non-public information. Organizations in which employees have broad responsibilities, and where information barriers are few, may see a larger percentage of their staff subject to the reporting requirements.

While the definition of "access person" does not require all employees to submit personal securities transaction reports EntrepreneurShares has elected to require reporting from all employees. Although not required by the rules, this approach eliminates any questions as to whether reports are required from a given individual.

Note: Supervised persons are an EntrepreneurShares’ partners, officers, directors (or other persons occupying a similar status or performing similar functions) and employees, as well as any other persons who provide advice on behalf of the Adviser and are subject to the Adviser's supervision and control.

*A record of any decision and reasons supporting such decision to approve a supervised persons' acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

Reporting Violations and Sanctions

All supervised persons shall promptly report to David Cragg or an alternate designee all apparent violations of the Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.

David Cragg shall promptly report to senior management all apparent material violations of the Code. When David Cragg finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he may, in his discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee's employment with the firm.